Fushi International Signs Definitive Agreement to Acquire
Copperweld Bimetallics

~Establishes Fushi As The Largest Global Supplier of Bimetallic Wire Products ~

DALIAN, China, September 25, 2007 - Fushi International, Inc., (Nasdaq: FSIN), the leading Chinese manufacturer of bimetallic wire, announced today that it has entered into a definitive agreement to acquire 100% of Copperweld Bimetallics, LLC, the leading US manufacturer of bimetallic wire. The all-cash transaction is valued at USD$22.5 million, including the assumption of debt, and is subject to adjustment based upon Copperweld’s net working capital at closing. Fushi expects the transaction to be finalized at the beginning of the fourth quarter 2007 and the consummation of the acquisition is subject to customary closing conditions.

Mr. Li Fu, Chairman and CEO of Fushi International said, “We look forward to quickly completing this transaction and welcoming Copperweld to Fushi’s expanding business. This transaction makes Fushi a truly global operation and establishes our business as the leading supplier of bimetallic products worldwide. It combines Copperweld’s dominance in North America, South America, and Europe, leading product lines and exclusive worldwide rights to proprietary manufacturing technologies, with Fushi’s efficient manufacturing base, existing product lines and leading market position in China.”

Based in Fayetteville, Tennessee, Copperweld Bimetallics, LLC is a leading manufacturer of bimetallic wire, principally copper clad steel (CCS) and copper clad aluminium (CCA). Copperweld produces a range of products for use in communications, utility, transportation, and industrial applications in both the U.S. and international markets. A second manufacturing location in Telford, England principally services the growing European market. Copperweld® is a registered trademark for the company’s copper clad steel (CCS) wire, which combines the conductivity and corrosion resistance of copper with the strength and relatively low cost of steel. Copperweld has approximately 130 employees and for the twelve months ended June 30, 2007, generated approximately USD$70.0 million in revenue. Fushi expects the transaction to be mildly dilutive in the fourth quarter of 2007 and accretive in 2008.

Mr. Fu continued, “The combination of our businesses will position Fushi as the global leader in the bimetallic wire industry. This integration creates additional scale in our industry, adds compelling new products to our portfolio, expands our international customer base and builds upon leading bimetallic technology and the highest quality products. While the Company’s gross margins are anticipated to decline in 2008 year over year, we believe that this transaction represents a compelling opportunity to enhance net income performance for the long run.

“We also welcome Copperweld’s seasoned and talented executive management team. Copperweld’s CEO, Chris Finley, is a market innovator in the wire industry and has 21 years of experience in manufacturing. Jim Todd, Copperweld’s Chief Financial Officer, has 40 years of experience in the financial sector and will continue to play a key role in the combined companies moving forward. We are excited to work with all of the seasoned and talented employees at Copperweld and look forward to their contributions to our business.”

Mr. Chris Finley, Chief Executive Officer of Copperweld commented, “We are excited to work in partnership with Fushi to help advance our position as the global leader in bimetallic wire. The combination of our companies bolsters our standing as the premier manufacturer of bimetallic products and wire technology in the world. Mr. Li Fu and the Fushi organization have a firm understanding of our industry, its growth opportunity and achievements over the past several years and clearly understand how our combined businesses can significantly increase our industry profile in the future. We approach this new association with great enthusiasm.”

Houlihan Lokey acted as sole financial adviser to Fushi on the transaction.

Conference Call Information

The Company will conduct a conference call today, Tuesday, September 25, 2007 at 4:30 pm ET to discuss the acquisition. The dial-in number for the conference call is 913-312-0732. A replay of the conference call will also be available through October 2, 2007 and can be accessed by dialing 719-457-0820; conference pin code: 7874681. A live webcast of the conference call will be broadcast at: www.viavid.net.

About Fushi International

Fushi International Inc. through its wholly-owned subsidiary, Fushi International (Dalian) Bimetallic Cable Co., Ltd, manufactures bimetallic composite wire products, principally copper clad aluminium wires (“CCA”). CCA combines the conductivity and corrosion resistance of copper with the light-weight and relatively low cost of aluminium. It is a cost-effective substitute for single copper wire in a wide variety of applications such as coaxial cable for cable television and various video and data applications, signal transmission lines for telecommunication networks, distribution lines for electricity, electrical transformers, wire components for electronic instruments and devices, utilities, appliances, automotive, building wire and other industrial wires. For more information on Fushi, visit the website:
http://www.fushiinternational.com .

Safe Harbor Statement

This press release may contain forward-looking statements concerning Fushi International’s business and products. The actual results may differ materially depending on a number of risk factors including, but not limited to, the following: general economic and business conditions, development, shipment, market acceptance, additional competition from existing and new competitors, changes in technology, and various other factors beyond its control. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risks factors detailed in Fushi International’s reports filed with the Securities and Exchange Commission. Fushi International undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

For more information, please contact:

Nathan Anderson
Director of Investor Relations, Fushi International
Tel: +86-139 1150 8107
Email: Nathan.anderson@fushiinternational.com

Bill Zima & Ashley Ammon MacFarlane
Integrated Corporate Relations
Tel: +1-203-682-8200